Exhibit 99.1

RELM Posts Improved Second Quarter Results-Fifth Consecutive Profitable Quarter

32% Increase in Second Quarter Gross Margins; 228% Increase in Second Quarter Net Income

WEST MELBOURNE, FL, July 29, 2004 - RELM Wireless Corporation (OTC Bulletin Board: RELM - News) today announced its operating results for the second quarter ended June 30, 2004.

RELM sales for the second quarter ended June 30, 2004 were approximately $4.9 million, compared to $5.2 million for the same quarter last year. Second quarter net income increased approximately $0.3 million to $0.4 million, or $0.03 per diluted share, up from net income of $0.1 million, or ($0.01) per diluted share for the same quarter last year.

RELM sales for the year-to-date ended June 30, 2004 increased approximately $1.1 million (12.4%) to $9.9 million, compared to $8.8 million for the same period last year. Net income for the year-to-date ended June 30, 2004 increased approximately $1.0 million to $0.7 million, or $0.07 per diluted share, up from a net loss of ($0.3) million, or ($0.03) per diluted share for the same period last year.

For the second quarter and year-to-date, sales of new products improved compared to the same period last year. This included sales of the Company’s flagship DPH digital portable radio, featuring technology compliant with the standard for government and public safety two-way radios known as APCO Project 25. The Project 25 standard represents a growing market opportunity that is currently addressed by relatively few companies. Also contributing to new product sales was the RP-Series analog products, which target commercial and industrial enterprises. Sales of existing conventional analog products decreased during the same period as users migrated to newer, more feature-rich products, in some cases with Project 25-compliant digital technology. Additional new radio products, both digital and analog, are planned for introduction this year and in 2005.

Gross profit margins for the second quarter increased to 47.2% from 33.7% for the same period last year, while year-to-date gross margins increased to 44.7% from 32.2% for the same period last year. The Company’s manufacturing strategy has helped improve production efficiencies and reduce material and labor costs. In addition, the Company’s new products incorporate recent, more cost-efficient product designs.

Selling, general and administrative (“SG&A”) expenses for the second quarter totaled approximately $1.9 million (37.9% of sales) compared to approximately $1.5 million (29.6% of sales) for the same period last year. Year-to-date SG&A expenses totaled approximately $3.6 million (35.9% of sales) compared to approximately $2.9 million (33.0% of sales) for the same period last year.

Additional SG&A expenses were attributed primarily to increases in product development and new marketing and selling initiatives. The expansion of the Company’s product development capabilities is intended to speed the completion and introduction of new products, including additional APCO Project-25 digital products. These products are anticipated to be the main source of future sales growth. New sales and marketing programs are designed to drive new sales, particularly from opportunities for digital Project 25-compliant products with government and public safety agencies such as the Department of Homeland Security.

RELM President and Chief Executive Officer Dave Storey commented, “We believe the continuing trend of improved financial results and reporting a fifth consecutive quarter of profitability demonstrate the ongoing success of our product strategy and planning for sustained growth and long-term profitability. Even more encouraging, however, is the market acceptance of our new products, particularly the digital DPH flagship product. We have also been successful in penetrating commercial and industrial opportunities with some prestigious business concerns. Most important, we have expanded our product development in order to speed additional new products to market. These efforts will yield new products and enhancements, some of which are expected to be completed shortly. Our expanded products and capabilities, we believe, will enable us to capitalize on the increasing market for two-way communications equipment.”

For more than 55 years, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as business-band radios for use in a wide range of commercial and industrial applications. Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM and Uniden PRC brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at http://www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995 and is subject to the safe-harbor created by such act. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: substantial losses incurred by the Company prior to 2003; reliance on overseas manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Operations

(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	6/30/2004	6/30/2003	6/30/2003	6/30/2004

Sales	4,947	5,231	9,918	8,827

Costs & Expenses:
Cost of Sales	2,612	3,466	5,484	5,985
SG&A	1,875	1,546	3,565	2,912
Total Costs & Exp	4,487	5,012	9,049	8,897

Operating Income (Loss)	460	219	869	(70)

Other Income (Expense):
Interest Expense	(67)	(119)	(145)	(222)
Other Income (Expense)	8	22	17	38

Net Income (Loss)	$401	$122	$741	$(254)

Earnings (Loss) per share – basic	$0.04	$0.01	$0.07	$(0.03)

Earnings (Loss) per share – diluted	$0.03	$0.01	$0.07	$(0.03)

Weighted Average Common Shares Outstanding, Basic	11,050	8,565	10,150	8,559
Weighted Average Common Shares Outstanding, Diluted	11,786	8,565	10,875	8,559

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Operations

(In Thousands Except Per Share Amounts) (Unaudited)

	June 30 2004	December 31 2003

ASSETS
Current Assets:	$5,005	$1,293
Cash & Cash Equivalents	3,049	2,880
Trade Accounts Receivable, Net	5,272	5,698
Inventories, Net	235	374
Prepaid Expenses & Other Current Assets	13,561	10,245
Total Current Assets

Property, Plant and Equipment, Net	1,359	1,468
Debt Issuance Costs, Net	85	171
Other Assets	301	345

Total Assets	$15,306	$12,229

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$2,950	$3,150
Accounts payable	1,142	891
Accrued compensation and related taxes	491	547
Accrued warranty expense	104	82
Accrued other expenses and other current liabilities	304	302
Total Current Liabilities	4,991	4,972

Long-Term Debt	—	1,272

Commitments and Contingencies	—	—

Stockholders’ Equity:

Preferred stock; $1.00 par value; 1,000,000 authorized
shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized
shares, 12,861,008 and 9,073,085 issued and
outstanding shares at June 30, 2004 and
December 31, 2003, respectively.	7,716	5,443
Additional paid-in capital	22,798	21,482
Deficit	(20,199)	(20,940)
Total Stockholders’ Equity	10,315	5,985

Total Liabilities and Stockholders’ Equity	$15,306	$12,229

Source: RELM Wireless Corporation